                                                           EXHIBIT 10.11

                         AGREEMENT REGARDING NON- DISCLOSURE
                             OF CONFIDENTIAL INFORMATION,
                            NON-COMPETITION AND OWNERSHIP
                               OF INTELLECTUAL PROPERTY


1.  INTRODUCTION

    AVECOR Cardiovascular Inc. ("Avecor") and the undersigned Employee acknowledge and agree that Avecor will disclose or has already disclosed to Employee certain Confidential Information as defined in Section 2. Employee recognizes that the Confidential Information is a business asset of Avecor, the value of which can only be protected by maintaining the secrecy of the Confidential Information. Employee further understands and acknowledges that in the course of his or her employment by Avecor, Employee will establish or has already established personal contacts and relationships with Avecor's customers and that such personal contacts and relationships also represent valuable business assets of Avecor.

    Employee, therefore, enters into this Agreement in consideration of Avecor's offer of employment or continuing employment and the benefits associated with that employment, in consideration of being given access to Confidential Information and for other good and valuable consideration. Employee and Avecor, intending to be legally bound, agree as follows:

2.  DEFINITIONS

    (a) AVECOR means AVECOR Cardiovascular Inc., its successors in interest, and all of its parent, subsidiary or affiliate corporations and the operating divisions thereof.

    (b) CONFIDENTIAL INFORMATION means any information that Employee learns or develops during the course of employment with Avecor that derives independent economic value from not being generally known, or not being readily ascertainable by proper means, by other persons who can obtain economic value from the disclosure or use of such information. Such information includes, but is not limited to, Avecor's sales, clinical and engineering information, information about new or future products, Avecor's marketing plans and goals, lists of Avecor's customers and the identities of preferred customers, information about customer purchases and preferences, information regarding research and development, manufacturing processes, or management systems and any other confidential information which provides Avecor with a competitive advantage.

    (c)  AREA OF EMPLOYMENT means the following:

        (i) The geographical area assigned by Avecor to Employee or to persons under Employee's supervision within which Employee or persons under Employee's supervision sold, solicited the sale of, supported or supervised the sale of any Avecor Product during the twelve (12) months immediately preceding the termination of Employee's employment with Avecor; and

       (ii) The Standard Metropolitan Statistical Area or Areas within which Employee or persons under Employee's supervision sold, solicited or supported the sale of any Avecor Product during the twelve (12) months immediately preceding the termination of Employee's employment with Avecor.

    (d) AVECOR PRODUCT means any actual or projected product, product line or service that has been designed, developed, manufactured, marketed or sold by Avecor during Employee's employment with Avecor or regarding which Avecor has conducted or acquired research and development during Employee's employment with Avecor. AVECOR PRODUCT specifically includes those products, product lines, services and products in research and development acquired by Avecor from SciMed Life Systems, Inc. ("SciMed"), pursuant to the Asset Purchase Agreement, dated
         June 7, 1991, between SciMed and Avecor.

    (e) Competitive Product means any actual or projected product, product line or service designed, developed, manufactured, marketed or sold by anyone other than Avecor which performs similar functions or is used for the same general purposes as an Avecor product.

    (f) SOLICITATION OF SALES includes providing information or conducting demonstrations regarding Avecor Products or Competitive Products and other acts of service including, but not limited to, delivery and maintenance.

3.  NON-COMPETITION

    During the term of employment and for a period of two (2) years following voluntary termination of employment, for whatever reason, Employee will not participate in or support the manufacture, invention, development, sale, solicitation of sale, marketing, testing, research or other business aspect of any Competitive Product. With regard to sales and solicitation of sales, such restriction applies only within Employee's Area of Employment.

    To Compensate Employee for any economic hardship resulting from the non-competition provisions of this Agreement, Avecor agrees that it will make the monthly payment specified in this paragraph to Employee commencing with the fourth (4th) month after termination of employment and continuing until the non-competition provision expires or is expressly waived by Avecor, or until Employee fails to meet one of the conditions specified below. The monthly payment shall be seventy-five percent (75%) of Employee's average monthly base salary from Avecor during the preceding twelve (12) months less any compensation which the Employee received or obtained an unqualified right to receive as the result of being employed during the preceding month. If Employee has not been employed by Avecor for at least twelve (12) months prior to termination, such average shall be taken over Employee's actual months of employment.

    Avecor's obligation to make the above-described payments is expressly conditioned on each of the following:

    (a) Employee will, during the entire period during which such payments are made, seek employment consistent with Employee's education, abilities and experience which would not violate the non-competition provisions of this Agreement.

    (b) Employee will, within the first 10 days of each month for which payment is to be made, provide Avecor with a written summary of efforts made by Employee pursuant to Paragraph 3(a) above. Simultaneously Employee will inform Avecor of the amount of compensation which Employee received or obtained an unqualified right to receive as a result of being employed the preceding month.

    If Employee has had managerial or supervisory responsibilities, Employee will not, for a period of two (2) years following termination of employment with Avecor, for whatever reason, induce or attempt to induce any Avecor employee for whom Employee had managerial or supervisory responsibilities during the twelve
(12) months immediately preceding termination of Employee's employment to leave his or her employment with Avecor. Such inducement includes all acts of recruitment including offering employment, seeking expressions of interest in employment or discussing employment opportunities.

    The restrictions contained in this Section 3 shall apply regardless of whether Employee acts directly or indirectly; or whether Employee acts personally or as an employee, agent or otherwise for another. However, the restrictions contained in this Section 3 shall not apply in the event all or substantially all of the assets or voting shares of Avecor are acquired by any third party.

4.  NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

    Employee agrees not to disclose, during the course of Employee's employment by Avecor or thereafter, in any manner to any person not employed by Avecor, any Confidential Information. Upon termination of Employee's employment with Avecor, for whatever reason, Employee agrees to return all originals and copies of documents containing Confidential Information as well as all documents generated by Employee on behalf of Avecor and all documents relating to the business of Avecor from any source whatsoever.

5.  INVENTIONS AND PATENTS

    All inventions, improvements and discoveries, whether or not patentable, made or conceived by Employee, whether by Employee's individual efforts or in connection with the efforts of others, during the period of Employee's employment with Avecor and for twenty-four (24) months thereafter, whether made during the working hours of Avecor or on Employee's own time, relating in any way to Avecor Products or resulting in any way from employment with Avecor, shall be the property of Avecor. This provision shall not apply to inventions, improvements, or discoveries meeting all of the following conditions:

    (a) Any inventions, improvements, or discoveries which were made without the use of any Avecor equipment, supplies, facilities, or Confidential Information; and

    (b)  Which were developed entirely on Employee's own time; and

    (c) Which do not relate directly to the business of Avecor, or to Avecor's actual or demonstrably anticipated research and development; and

    (d) Which do not result in any manner from the work performed by Employee for Avecor.

    In the event of any dispute, arbitration or litigation concerning whether an invention, improvement or discovery made or conceived by Employee is the property of Avecor, such invention, improvement or discovery shall be presumed the property of Avecor and Employee shall bear the burden of establishing otherwise.

    Employee agrees to keep accurate, complete and timely records of all inventions, improvements and discoveries, which records shall be the property of Avecor and shall be retained on the premises of Avecor.

    Employee agrees to fully disclose and describe such inventions, improvements and discoveries to Avecor promptly after their creation or discovery. Employee agrees to assign, and does hereby assign, to Avecor all the Employee's rights to such inventions, improvements and discoveries and to applications for letters patent and/or copyrights in all countries and to all letters patent and/or copyrights granted upon such inventions, improvements and discoveries in all countries.

    Employee agrees to assist Avecor in every reasonable way to obtain letters patent and/or copyrights on such inventions, improvements and discoveries and to execute all documents necessary to memorialize the assignments of such letters patent and/or copyrights to Avecor.

    Employee agrees to perform promptly (without charge to Avecor but at the expense of Avecor) all acts as may be necessary in Avecor's opinion to preserve all patents and/or copyrights granted upon Employee's inventions, improvements and discoveries against forfeiture, abandonment or loss.

    Employee has made no inventions, improvements or discoveries related to Avecor Products or the business of Avecor prior to the date hereof that are excluded from this Agreement except:

    (a)
       -----------------------------------------------------------------
       (If none, write "none" and cross out ensuing subparagraph (b)).

    (b) Those inventions, improvements, and discoveries set forth on the attached list signed by Employee and by an officer of Avecor, a copy of which has been delivered to Employee with a copy of this agreement.

6.  INJUNCTIVE RELIEF

    The remedy at law for breach of this Agreement is inadequate, and therefore, Avecor shall be entitled to injunctive relief to enforce the terms of this Agreement, in addition to any other remedy Avecor might have.

7.  SEVERABILITY

    The invalidity of any portion of this Agreement shall not impair or affect enforceability of the remainder. If any of these restrictions is determined to be unenforceable as to duration or extent, or for any reason whatsoever, such restriction shall be effective for such period of time and for such extent as it may be enforceable.

8.  PRIOR AGREEMENTS

    This Agreement and any prior Non-compete and Non-disclosure Agreements signed by Employee in connection with his or her employment at Avecor shall constitute a single agreement. In case of conflict between any provision of this Agreement and any provision of any other such agreement, the provisions of this Agreement shall control. If the provisions of this Agreement so selected are determined to be unenforceable as written, then they shall be interpreted in accordance with Section 7 (Severability) to make them enforceable to the maximum extent provided by law. If the provisions of this Agreement so selected are determined to be unenforceable in their entirety and cannot be revised pursuant to Section 7 (Severability) to make them enforceable, then such provisions shall give way to the most restrictive provision in any other such agreement which covers the same issue and which is enforceable. There are no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth in this Agreement and the prior Non-compete and Non-disclosure agreements (if any) signed by Employee.

9.  NON-EMPLOYMENT AGREEMENT

    This Agreement is not an employment contract and does not give Employee any right to continued employment. Employee acknowledges that his employment with Avecor is terminable at will at any time by either party.

10. GOVERNING LAW/CONSENT TO PERSONAL JURISDICTION

    This Agreement will be construed and enforced in accordance with the laws of the State of Minnesota. Employee hereby consents to the exercise of personal jurisdictions over him or her by the courts of the State of Minnesota.



AVECOR CARDIOVASCULAR INC.                  EMPLOYEE

By
  -----------------------------             -------------------------

Date:
    --------------


Employee acknowledges receiving a copy of this Agreement.

                                            -------------------------